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April 14, 1999



Mr. Rick McCord, CEO
Horizon Pharmacies, Inc.
531 West Main St.
Denison, TX  75020

Subject:   New Supply and Technology Agreements

Dear Rick:

Pursuant to our discussions yesterday, McKesson HBOC, Inc. ("McKesson") and Horizon Pharmacies, Inc. ("Horizon") agree to the following:

1)  Supply Agreement

    Horizon will execute a new five year wholesale supply agreement with McKesson effective May 1, 1999 on terms substantially similar to the current wholesale supply agreement, including exclusions therein from cost of goods, subject to:

    a) Cost of goods sold based on current 45 day terms:
       (EXCEPT ITEMS THAT  May 1, 1999 through April 30, 2000 - cost plus 0.2%
        ARE NET BILLED     May 1, 2000 through April 30, 2001 - cost plus 0.1%
        PURSUANT TO THE    May 1, 2001 through April 30, 2002 - cost plus 0.0%
        CURRENT SUPPLY     May 1, 2002 through April 30, 2003 - cost minus 0.2%
        AGREEMENT)         May 1, 2003 through April 30, 2004 - cost minus 0.2%

       For purposes of this section, "cost of goods" and "cost" shall have the same meaning as applicable under the current wholesale supply agreement.

    b) The above cost of goods sold margins shall be firm, with no reopener rights during the term of the five year wholesale supply agreement.

    c)  McKesson will pay to Horizon the conversion allowance specified in
        Section 6 of the current wholesale supply agreement based on purchases through April 30, 1999. It is expressly understood that the repayment formula specified in Section 6.B. of the current wholesale supply agreement in the event of early termination or Horizon's failure to meet its purchase volume commitment shall continue in full force and effect under the new agreement.

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Mr. Rick McCord, CEO
April 14, 1999
Page 2


    d) Unlike the current contract, there will not be a 50 bp rebate for first year purchases commencing May 1, 1999.

    e) Current contract language with respect to waiver of return charges during the annual clean-up period will be clarified as follows:

        i) Horizon shall submit to McKesson, annually no later than May 31st of each year, dates for which individual stores have been scheduled for their annual clean-up of return merchandise.
        ii) Each store's clean-up period shall be for five contiguous business days only and shall commence on the dates scheduled, unless another commencement date shall be approved by McKesson
        iii) Accept during the annual clean-up period for which there shall be no return item charges, each store will be billed 15% and 25% for salable and non-salable merchandise (as defined in the current supply agreement), respectively.

    f) In consideration of the substantial pricing concessions made by McKesson under the proposed new supply agreement Horizon agrees that the following sums shall be payable to McKesson as liquidated damages in the event of cancellation of the new supply contract by either party for any reason whatsoever prior to its expiration on April 30, 2004, regardless of cause:
                  If termination occurs during the first year -       $800,000
                  If termination occurs during the second year -      $600,000
                  If termination occurs during the third year -       $400,000
                  If termination occurs during the fourth year -      $200,000
                  If termination occurs during the fifth year
                  (other than by expiration on April 30, 2004) -      $100,000

2)  Financing Agreements

    a) McKesson hereby grants Horizon upon execution of this letter by both parties a waiver on all breaches of financial covenants and such other defaults as to which Horizon has specifically requested a waiver under the current credit facility for Horizon's fiscal year ending December 31, 1998 and quarter ending March 31, 1999.

    b) Notwithstanding any waivers granted by McKesson, McKesson will reinstate the original credit facility commitment of $15 million for acquisitions and operating capital only upon McKesson's approval, which shall be in McKesson's sole discretion, of Horizon's twelve month profitable operating plan.

    c) McKesson will provide a $7 million guarantee to Bank One to facilitate the bank's offering an unsecured revolving credit facility to Horizon designed to more efficiently accommodate Horizon's daily fluctuations in cash flow. The amount of commitment under the original McKesson credit facility will be reduced by the aggregate amount guaranteed under the Bank One facility, should Horizon decide to accept the bank's offer.

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Mr. Rick McCord, CEO
April 14, 1999
Page 3


        As a condition to providing the guarantee to the bank McKesson will require the same protections available to McKesson under the original credit facility, which among other conditions will include a requirement that Horizon indemnify McKesson for any payment that McKesson shall be obligated to pay Bank One pursuant to the guarantee. Such indemnity shall be secured pursuant to the terms of the existing security agreement.

    d) In consideration of the proposed December 31, 1998 and March 31, 1999 waivers under the current credit facility, Horizon agrees to provide McKesson warrants under substantially the same terms and conditions as the original warrants granted to McKesson to purchase common stock of Horizon, as follows:

        - 100,000 new warrants priced at the average closing price of Horizon stock for the five days ending April 16, 1999.

        - Cancellation of the original 101,500 warrants and reissuance of an additional $101,500 of new warrants priced at the average closing price of Horizon stock for the five days ending April 16, 1999.

        - 50,000 new warrants priced at the average closing price of Horizon stock for the five day period commencing on the date McKesson advises Horizon that it has reinstated the original credit facility commitment.

3)  Technology Agreement

    Horizon agrees to enter into a five year Technology Agreement no later than 30 days following McKesson Pharmacy Systems ("MPS") delivery of a fully operational Multi-Site Back Office System ("Host System"), in which
    Horizon commits to installing MPS point of sales systems ("POS") in all of its current and future store locations and further agrees to installing a minimum of 100 POS systems, including existing installations, in its stores by April 30, 2004. The cost of the new POS systems, training, scheduling and other applicable services and conditions relevant to the POS services, shall be the same as afforded by MPS to Horizon for the current 23 installations, after adjusting for specific system configurations pursuant to price quotations that MPS has previously provided Horizon. McKesson acknowledges that this commitment is contingent upon MPS delivering a fully operational Host System by October 15, 1999. McKesson agrees to pay Horizon as compensation for its increased costs, a penalty of $500 per day for each day the Host System is delayed beyond October 31, 1999. Should McKesson determine that it is unable or unwilling to provide the Host System, McKesson will give notice to Horizon of its intent not to deliver the system in which case McKesson's obligation to pay the penalty shall cease 30 days after giving notice. In the event McKesson provides a Host System and Horizon fails to purchase a minimum of 77 new POS systems then Horizon shall pay McKesson on April 30, 2004 the sum of $2,000 multiplied times the difference between 77 and the actual number of new POS system Purchased during term of the Technology Agreement.

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Mr. Rick McCord, CEO
April 14, 1999
Page 4


4)  Reimbursement for and Release of Disputes

    In exchange for the payment by McKesson of $1 million, and for undertaking the other obligations of McKesson set forth in this letter, as full and final consideration for unresolved disputes arising in 1998 and the first calendar quarter of 1999, Horizon agrees to the release of claims set forth below, which shall be effective upon execution and delivery of this letter, and to undertake the other obligations of Horizon that are set forth in this letter.

                                RELEASE OF CLAIMS

         For the consideration set forth above, Horizon on behalf of itself, its employees, successors, predecessors, officers, directors, stockholders, subsidiaries, insurers, and each and all of them (collectively, the "Horizon"), hereby forever releases and discharges, McKesson and its employees, attorneys, successors, predecessors, officers, directors, stockholders, subsidiaries, insurers, assigns, representatives and agents (collectively, the "Releasees"), and hereby indemnifies the Releasees and holds them harmless from and against any and all losses or costs of any kind (including without limitation reasonable attorneys' fees and costs) arising from Claims (as defined below) by its stockholders, in each case from any and all manner of actions, claims, demands, damages, liabilities, costs, or causes of action of any kind or nature whatever, liquidated or unliquidated, known or unknown, matured or unmatured, asserted or unasserted, fixed or contingent (collectively, "Claims"), whether based in tort, contract or any other theory of recovery, including without limitation court costs, expenses and attorney fees, which they may have against Releasees based on facts occurring on or before April 15, 1999 arising out of the relationship (contractual or otherwise) between any Horizon and any Releasee, including but not limited to the Credit Agreement and the Supply Agreement (collectively the "Released Claims").

         THIS RELEASE EXTENDS TO CLAIMS RELEASED TO AND INCLUDED AMONG THE RELEASED CLAIMS WHICH HORIZON DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR, WHICH IF KNOWN BY HORIZON WOULD HAVE MATERIALLY AFFECTED ITS DECISION TO ENTER INTO THIS RELEASE. HORIZON EXPRESSLY WAIVES AND RELINQUISHES, WITH RESPECT TO THE RELEASED CLAIMS, ANY RIGHTS OR BENEFIT WHICH IT HAS OR MAY HAVE UNDER ANY STATUTE OR LEGAL PRINCIPLE WITH THE EFFECT THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE RELEASOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WITHOUT LIMITING THE FOREGOING, HORIZON EXPRESSLY WAIVES AND RELINQUISHES ANY RIGHTS OR BENEFIT WHICH HAS OR MAY HAVE UNDER PARAGRAPH 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH PROVIDES AS FOLLOWS:

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Mr. Rick McCord, CEO
April 14, 1999
Page 5


         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

         Horizon acknowledges that after executing this Release it may discover Claims in addition to or different from those which it now has or believes to exist with respect to the Released Claims, but that it is Horizon's intention hereby to fully settle and release all of the Released Claims, known or unknown, which now exist, may exist, or heretofore may have existed. In furtherance of this intention, the release herein given shall be and will remain in effect as full and complete release of the Released Claims and Claims arising out of the Released Claims notwithstanding the discovery or existence of any such additional or different Claim or fact.

         This release shall become effective upon the execution and delivery of this letter. Horizon hereby represents and warrants that (i) it has exclusive authority to execute this Release, (ii) none of the Released Claims has been assigned to any person not a party bound by this Release, and (iii) all of the Released Claims are owned by Horizon and by no other Person(s).

         This Release constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to its subject matter, and is binding upon and inures to the benefit of the parties' respective successors, assigns and representatives. This Release may not be altered, amended, or modified, except by another written agreement that specifically refers to this Release, duly executed by another written agreement that specifically refers to Release, duly executed by authorized representatives of each of Horizon and McKesson.

         This Release shall be governed by the laws of the State of California, and by executing this Release each party hereby waives any claim of inconvenient forum, lack of jurisdiction or similar claim contesting the ability of the courts of the State of California to decide any disputes arising hereunder.

5)  Public Disclosures

    Horizon agrees to provide McKesson drafts of all press releases and other forms of written public disclosure regarding the above agreements for review and approval by McKesson prior to release. Furthermore, Horizon agrees to refrain from any verbal discussion regarding the agreements other than to reiterate information contained in written disclosures that have been approved by McKesson. The draft press release dated April 14, 1999 entitled "HORIZON Pharmacies, Inc. Negotiates New Technology and Supply Agreement with Primary Supplier" is satisfactory to McKesson.

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Mr. Rick McCord, CEO
April 14, 1999
Page 6


The following signatures authorize approval by both companies of all criteria as stated above.


Bill Hamik, McKesson HBOC, Inc. /s/ Bill Hamik             Date: April 14, 1999
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Rick McCord, Horizon Pharmacies, Inc. /s/ Ricky D. McCord  Date: April 14, 1999
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